Exhibit 10.10

Description of the 2005 Executive Incentive Plan

          In order to provide incentive to senior management to maximize profitability for fiscal year 2005, Intevac has adopted the 2005 Executive Incentive Plan (the “Plan”). The Plan provides for payment of bonuses to eligible executives and senior managers, if the Company achieves positive pretax income for the full year of 2005.

          The total amount available to be paid out under the Plan is determined by a formula based on a percentage of Intevac’s pretax profitability for the full year of 2005.

          Each manager’s bonus will be determined by a formula based on four factors:

1.	Total amount available under the Plan,

2.	Base salary of each manager,

3.	Percentage of 2005 individual and division performance objectives achieved, ranging from 0% to 150%, and

4.	Target bonus as a percentage of base pay by manager, ranging from 20% to 200%.

          Target bonuses for each participating manager are calculated by multiplying each manager’s base pay times their target bonus percentage times their percentage of performance objectives achieved. If there is an insufficient amount available under the Plan to pay the target bonuses for all participating managers, then a pro-rata allocation of the total amount available under the Plan will be made based on each individual’s target bonus. For example, if the total amount payable for bonuses under the Plan is equal to only half of the total of all target bonus calculations, then each participating manager will receive only half of their target bonus.

          Participants in the Plan are not eligible to participate in Intevac’s employee profit sharing plan. Bonus payments are anticipated to be made in February of 2006. The Plan is administered by the Compensation Committee of Intevac’s Board of Directors, is not embodied in a formal written document, and is scheduled to expire following any payouts made for the fiscal year ending December 31, 2005.